Exhibit 21.01

List of Subsidiaries of Rebus Holdings, Inc.

●	Inspyr Therapeutics, Inc.,

●	Ridgeway Therapeutics, Inc. (CA Corporation), and

●	Lewis and Clark Pharmaceuticals, Inc.